Exhibit 24.1

POWER OF ATTORNEY

I, Jennifer Brynn Compton, hereby revoke any previous powers of attorney granted by me with respect to the below-described activities.

I, Jennifer Brynn Compton, an Officer of Simmons First National Corporation or one of its subsidiaries, hereby constitute, appoint and authorize David W. Garner, Kevin W. Pletcher, Piper P. Erwin or Natalie Gassiott to execute on my behalf any Form 3’s, Form 4’s or Form 5’s required to be filed with the United States Securities and Exchange Commission at any time until such time as I revoke this power of attorney in writing.

7-19-18	/s/ Jennifer Brynn Compton
Date	Signature